Exhibit 99

MEREDITH SIGNS DEFINITIVE AGREEMENT WITH GRUNER + JAHR
FOR ACQUISITION OF PARENTS, CHILD, FITNESS AND FAMILY CIRCLE

DES MOINES, IA/ NEW YORK, NY (June 9, 2005) - Meredith Corporation (NYSE: MDP) announced today that it has signed a definitive agreement with Gruner + Jahr to acquire Parents, Child, Fitness and Family Circle magazines for $350 million. The parties currently are targeting a June 30, 2005 close. The signing of the definitive agreement follows the May 24 announcement of an agreement in principle between the parties.

Meredith expects the transaction to generate EBITDA (earnings before interest, taxes, depreciation and amortization) in the low-to-mid $30 million range and be modestly accretive to earnings per share in fiscal 2006. Meredith plans to finance the acquisition through the expansion of existing credit facilities, resulting in a debt to EBITDA ratio of 2:1, leaving room to continue existing programs of share repurchases and dividend increases.

About Meredith Corporation

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 20 subscription magazines including Better Homes and Gardens, Ladies' Home Journal and American Baby and approximately 150 special interest publications. Meredith owns or operates 14 television stations, including properties in top-25 markets such as Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 26 Web sites and strategic alliances with leading Internet destinations.

Safe Harbor

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.

Non-GAAP Information

EBITDA is a non-GAAP measure. It should not be construed as an alternative measure for income from operations as defined by GAAP or as a measure of liquidity. Meredith has provided an estimate of EBITDA at this time because estimates of income from operations have not been finalized pending the valuation of intangible and other assets to be acquired. Additionally, Meredith can not provide a reconciliation of EBITDA to income from operations until the intangible and other assets are valued and depreciation and amortization can be determined.

FOR MORE INFORMATION CONTACT:

Media: Art Slusark (515) 284-3404; art.slusark@meredith.com
Patrick Taylor (212) 551-6984; patrick.taylor@meredith.com
Investors: Jim Jacobson (515) 284-2633; jim.jacobson@meredith.com